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                                                                   Exhibit 10.15

                             SEPARATION AGREEMENT
                             --------------------

     THIS SEPARATION AGREEMENT (the "Agreement") dated as of November 15, 2000, is entered into by and between DANIEL A. GERRITY (hereinafter referred to as "Executive") and COINSTAR, INC., a Delaware corporation (hereinafter referred to as "Coinstar").

                                    RECITALS

     Executive and Coinstar wish to enter into an agreement to resolve any and all issues that may exist between them in connection with the employment relationship and its planned termination.

                                   AGREEMENTS

1.  EMPLOYMENT:  ENDING DATE AND RESPONSIBILITIES

     Executive's employment as President and Chief Executive Officer with Coinstar will terminate effective November 15, 2000 (the "Effective Date"). Contemporaneous with the execution of this Agreement, Executive will submit in writing his resignation from Coinstar in a form substantially similar to the letter attached hereto as Exhibit A.

2.  SEVERANCE PAY AND BENEFITS

     Coinstar agrees to provide Executive twelve (12) months' severance pay (aggregate $300,000) following the Effective Date. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Coinstar agrees to continue Executive's health insurance benefits, including current dependent coverage, for twelve (12) months following the Effective Date. Thereafter Executive may self-pay health insurance under COBRA if he elects to do so. Executive shall be eligible for and receive his annual cash bonus for the year 2000, provided Coinstar meets performance targets applicable to such bonuses. All other Coinstar benefits cease on the Effective Date except that the company will make a good faith effort to preserve Executive's participation in the Flexible Spending Account program through it's plan year end of July 31, 2001.

3.  STOCK OPTIONS

     One hundred percent (100%) of Executive's unvested Coinstar options will immediately vest, with the measurement for such vesting to be October 31, 2000. Once vesting has occurred, all Coinstar options held by Executive can be exercised at any time for up to a four-year period from the Effective Date.

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

4.  OUTPLACEMENT AND OTHER SERVICES

     Coinstar will provide Executive with outplacement services provided by the Lee Hecht Harrison firm in an amount not to exceed Five Thousand Dollars ($5,000). Such services will be evidenced by appropriate invoices and billed directly to Coinstar. In addition, for a period of ninety (90) days following the Effective Date, Executive shall have continued use of Coinstar voice mail and email as well as secretarial support, provided such support does not unreasonably interfere with the other assigned duties of the secretarial resource. Executive shall receive reimbursement for professional tax planning services in an amount not to exceed the cost of four (4) hours of such services in addition to the fifteen (15) hours already authorized by the compensation committee of the board for option exercise tax planning strategy services for members of the senior management team. Coinstar shall also reimburse Executive the cost of registration for the Four Roles of Leadership (November 28, 2000).

5.  NON-DISPARAGEMENT OBLIGATION

     Executive and Coinstar shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of Executive or Coinstar. Executive and Coinstar further agree to characterize the separation as a resignation. The announcement of Executive's departure shall be in a form substantially similar to the statement attached hereto as Exhibit B.

     Executive and Coinstar acknowledge that the non-disparagement provisions of this Section 5 are essential to Executive and Coinstar, that Executive and Coinstar would not enter into this Agreement if it did not include this Section 5, and that damages sustained by Executive or Coinstar as a result of a breach of this Section 5 cannot be adequately quantified or remedied by damages alone. Accordingly, each of Executive and Coinstar shall be entitled to injunctive and other equitable relief to prevent or curtail any material breach of this Section 5.

6.  VALID CONSIDERATION

     Executive recognizes and agrees that Coinstar's commitments and undertakings herein are not required by Coinstar's policies or procedures or by any contractual obligation of Coinstar and are solely as consideration for resolution of the severance arrangements between Executive and Coinstar arising out of his employment.

7.  CONFIDENTIALITY OF SEPARATION AGREEMENT

     Executive and Coinstar shall keep the fact and terms of this Agreement confidential, except with respect to a public announcement approved by both parties. Executive may disclose this Agreement to 1) his immediate family, legal counsel and/or financial advisors (if any), with the understanding that each of those individuals or entities shall also be bound by this confidentiality obligation, or 2) if disclosure is required by law. If Executive and/or those

SEPARATION AGREEMENT
                                                                               2
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individuals or entities believe that disclosure is required by law, they agree to give reasonable notice to Coinstar so that Coinstar may, in its discretion, take action to prevent disclosure.

     Except as allowed herein, Executive shall not initiate communications regarding this Agreement. If asked, Executive shall state only that he plans to leave Coinstar to pursue other career opportunities.

     Executive and Coinstar acknowledges that the confidentiality provisions of this Section 7 are essential to Executive and Coinstar, that Executive and Coinstar would not enter into this Agreement if each party did not include this
Section 7, and that damages sustained by either Executive or Coinstar as a result of a breach of this Section 7 cannot be adequately quantified or remedied by damages alone. Accordingly, Executive and Coinstar shall be entitled to injunctive and other equitable relief to prevent or curtail any material breach of this Section 7.

8.  MUTUAL GENERAL RELEASE OF CLAIMS

     Executive expressly waives any claims against Coinstar and releases Coinstar (including its officers, directors, stockholders, managers, agents and representatives) from any claims he may have in any way connected with his employment with Coinstar and the scheduled termination of his employment. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, expressed or implied, any theory of wrongful discharge, any legal restriction on Coinstar's right to terminate employees, or any federal state, or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. Executive represents that he has not filed any complaints, charges or lawsuits against Coinstar with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release any claims under this Agreement or predicated on acts that occur after the date of execution of this Agreement.

Coinstar expressly waives any claims against Executive and releases Executive from any claims it may have in any way connected with his employment with Coinstar and the scheduled termination of his employment. Coinstar represents that it has not filed any complaints, charges or lawsuits against Executive with any governmental agency or any court, and agrees that it will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release any claims under this Agreement or predicated on acts that occur after the date of execution of this Agreement.

9.  INDEMNIFICATION

Nothing in this Agreement, including the Executive's release of claims, shall affect the indemnification rights and obligations to which he may be subject under the Indemnity Agreement entered into in July 1997 between Executive and Coinstar. Coinstar represents that throughout the term of Executive's employment as an officer or director of Coinstar he was

SEPARATION AGREEMENT
                                                                               3
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covered by Coinstar's primary directors' and officers' liability insurance and excess directors' and officers' liability insurance, as well as the Indemnity Agreement.

10.  NONCOMPETITION AND NONDISCLOSURE

     The nature of Executive's employment with Coinstar has given Executive access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the one (1) year following the Effective Date, Executive agrees that he will not work directly or indirectly (as an employee, consultant, advisor or owner) for any of the following businesses or companies and their affiliates: Catalina Marketing Corporation, News America Marketing, ScanCoin Corporation, Brinks, Inc., planet U and Valassis Corporation; provided however, this provision does not preclude Executive from owning up to a 5% interest in such company, as long as such company's securities are publicly traded.

11.  NON-INTERFERENCE WITH COMPANY'S EMPLOYMENT RELATIONSHIP

     Executive agrees that he will not directly or indirectly seek to induce the departure of or hire away any current employees of Coinstar for a period of one
(1) year from the Effective Date. In addition, he agrees not to interfere in any manner with the employment relations between Coinstar and its other employees.

12.  REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

     Executive and Coinstar agree that he shall have twenty-one (21) days to review this Agreement (although he may choose to execute it sooner) and consult an attorney if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by Coinstar. Executive may revoke this Agreement if he so chooses by providing written notice of his decision to revoke this Agreement to Coinstar within seven (7) days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of this seven (7) day revocation period.

13.  SEVERABILITY

     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

14.  AVAILABILITY AND CONSULTATION

     Executive agrees to make himself reasonably available to Coinstar and counsel for Coinstar for the purpose of enabling Coinstar to defend against any legal claims in which Coinstar determines he may have knowledge or information.

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15.  REIMBURSEMENT OF CERTAIN EXPENSES

     Coinstar shall reimburse Executive for attorney's fees and expenses, to a maximum of $1,500, incurred in the preparation and review of this Agreement. Coinstar further agrees to reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any consultations under Section 14, to the extent they are not already covered by the Indemnity Agreement

16.  SUCCESSORS AND ASSIGNS

     This Agreement will bind and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

17.  NON-ADMISSION

     This Agreement shall not be construed as an admission by Coinstar of any wrongful act, and Coinstar specifically denies any liability to Executive. This Agreement is entered into by Coinstar solely for the purpose of resolving all disputes between Coinstar and Executive for all events occurring on or before the date of execution of this Agreement.

18.  KNOWING AND VOLUNTARY AGREEMENT

     Executive represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against Coinstar and its agents, understands that he has the right to consult an attorney of his choice, acknowledges that he has in fact consulted an attorney, and enters into this Agreement without duress or coercion from any source.

19.  ENTIRE AGREEMENT

     This Agreement sets forth the entire understanding between Executive and Coinstar, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Executive`s employment with Coinstar. Executive acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative or agent of Coinstar concerning the subject matter of this Agreement.

20.  APPLICABLE LAW

     This Agreement and all obligations and duties under this Agreement shall be governed by and interpreted according to the laws of the State of Washington, without regard to its choice of law principles.

SEPARATION AGREEMENT
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21.  REPRESENTATIONS AND WARRANTIES OF COINSTAR

     The execution, delivery and performance of this Agreement have been duly authorized and approved by Coinstar's compensation committee of the board of directors and this Agreement constitutes a valid and binding agreement of Coinstar, enforceable in accordance with its terms.


Dated: November 15, 2000           /s/ Daniel A. Gerrity
      ---------------------       -----------------------------------
                                      Daniel A. Gerrity


                                      COINSTAR, INC.



Dated: November 15, 2000         By /s/ M. Carol Lewis
      ---------------------          --------------------------------
                                  Its Corporate Secretary
                                     --------------------------------


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                                   EXHIBIT A

================================================================================

                                  MEMORANDUM

================================================================================


TO:       MEMBERS OF THE BOARD OF DIRECTORS OF COINSTAR INC

FROM:     DAN GERRITY

SUBJECT:  RESIGNATION

DATE:     11/1/00

CC:

--------------------------------------------------------------------------------

I hereby resign my positions on the Board of Directors of Coinstar, Inc., Meals.com and Coinstar International, Inc.

I also hereby resign as President and Chief Executive Officer of Coinstar effective November 15, 2000, to pursue other business opportunities.

I have enjoyed participating in Coinstar's growth from 0 to $100 million in revenues and from a handful of people to 450 employees today, and I have learned a great deal from the experience.

I am also grateful for the opportunity to have worked with each of you. I have learned a great deal and enjoyed knowing you each on a personal level.

I wish you and the Company continued success in the future.

SEPARATION AGREEMENT

                                   EXHIBIT B

FOR IMMEDIATE RELEASE
---------------------

          COINSTAR POSTS RECORD RESULTS IN THE THIRD QUARTER OF 2000;
                          CEO TO DEPART ON HIGH NOTE

BELLEVUE, Wash.-Nov. 2, 2000-Coinstar Inc. (Nasdaq: CSTR) today announced record revenues, direct contribution, and EBITDA in its core business for the three-month period ended September 30, 2000. The company also announced the departure of its president and CEO, Dan Gerrity.

UNITED STATES CORE BUSINESS

Revenues for the United States core business were $28.5 million in the third quarter of 2000. Compared with the third quarter of 1999, revenues increased
31.5 percent on a 24.5 percent increase in the number of units. Comparable revenues (for machines installed in the same location for more than one year) increased 13.6 percent.

Direct contribution increased 42.4 percent to $15.6 million, as the direct contribution margin expanded to a record 54.7 percent in the third quarter of 2000, from 50.5 percent in the third quarter of 1999.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 14.1 percent, from $4.9 million in the third quarter of 1999 to $5.6 million in the third quarter of 2000, despite a significant increase in marketing expenditures, from $1.3 million to $4.9 million for the same year-over-year period.

The net loss from the United States core business in the third quarter of 2000 was $1.8 million, or $0.09 per share, compared to a loss of $3.3 million, or $0.16 per share, in the same period last year.

For the first nine months of 2000, revenues, direct contribution, and EBITDA increased 32.9 percent, 40.0 percent, and 33.1 percent, respectively, from the first nine months of 1999.

"We continue to post excellent growth and strong EBITDA cash flow," said Dan Gerrity, president and CEO of Coinstar. "And we are progressing toward becoming free cash flow positive."

Third Quarter Developments
During the third quarter, the company's advertising program supported geographic markets representing approximately two-thirds of its business. "Advertising continued to have a direct impact on volume, compared with unadvertised control markets," said Rich Stillman, chief operating officer of Coinstar. "Moreover, advertising produced gains in consumer awareness and attitudes toward our services, bringing valuable new customers into the franchise and enhancing long-term volume growth."

In addition to advertising, Coinstar uses national promotions to attract new customers. The two promotions completed during the third quarter of 2000-- teaming Coinstar with Disney Channel and Wherehouse Music--lifted volume an incremental 3 to 5 percent. In the fourth quarter, customers who

SEPARATION AGREEMENT
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process at least $10 through a participating Coinstar machine will receive a coupon for a free portrait sitting and 8 x 10 photo at JCPenney Portraits, valued at $19.95.

"Throughout the year, we have been incorporating learning from our marketing activities into subsequent decisions," said Stillman. "From that learning, we plan to optimize our marketing expenditures in the fourth quarter, focusing on the regions that have performed best all year, thereby reducing our spending approximately 40 percent from third quarter levels."

As part of its Coins that Count cause-marketing program--which has already collected more than $1.5 million on behalf of non-profit organizations--Coinstar announced a nationwide partnership with the American Red Cross. Coinstar's network is now programmed to serve as a donation point, supporting Red Cross disaster relief efforts.

Outlook
For the full year, the company expects revenues from its U.S. core business in excess of $100 million with fourth quarter revenue slightly less than the seasonally high third quarter number. The company expects U.S. core business EBITDA for the full year in excess of $21 million.

SUBSIDIARY OPERATIONS

Coinstar International
Revenues more than doubled for the company's 100 percent owned subsidiary, Coinstar International. In the U.K., Coinstar installed two machines in Asda Wal-Mart Supercentres during the third quarter and installed four more machines in October.

Meals.com
Coinstar's 89 percent owned subsidiary, Meals.com, is rapidly building consumer Web traffic and expanding its relationships with consumer packaged goods manufacturers and supermarket retailers, as it gains recognition as a leading Web site for meal planning and recipes.

On October 19, Meals announced it had signed contracts with consumer packaged goods manufacturers and on-line partners totaling approximately $1 million. The company expects to recognize these revenues over the next five quarters. "With these contracts, Meals can continue to generate rapid growth," said Mark Seals, COO of Meals.

On November 1, Coinstar announced that it had appointed a special committee comprised of outside directors to explore options relating to Meals. The committee will evaluate alternatives concerning a potential deconsolidation of Meals' financial results from the parent company. Coinstar has been advised that Meals has also appointed a special committee consisting of directors unaffiliated with Coinstar to evaluate those same opportunities for Meals. "Given the very different financial characteristics of Meals and the Coinstar core business, we believe the value of each company could be more easily recognized by deconsolidation," said Gerrity.

Consolidated Results

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                                                                               9

On a consolidated basis (including Coinstar's United States core business and its two subsidiaries), revenues increased 32.1 percent year-over-year, in the third quarter of 2000. EBITDA declined 46.8 percent, due primarily to the consolidation of its rapidly developing subsidiary, Meals.com. The company had a net loss of $5.9 million, or $0.29 per share, compared with a net loss of $4.6 million, or $0.23 per share, in the third quarter of 1999.

CEO TO STEP DOWN
Separately, Coinstar today announced the resignation of president and CEO, Dan Gerrity, effective November 15.

"I am proud of all we've accomplished during my seven years at Coinstar, and my role in helping Coinstar evolve from a small startup with 10 employees and no revenue to a company with 450 employees approaching $100 million in revenue," said Gerrity. "Coinstar has never been in better shape. The company has an outstanding management team, along with strong growth and financial performance trends."

"Dan has made an enormous contribution to Coinstar, and I wish him well in his future pursuits," said Jens Molbak, chairman of Coinstar. "Dan has been instrumental in Coinstar's success by playing a key role in building the foundation that will serve Coinstar well in the years to come."

Coinstar's board of directors has formed a search committee with three board members. Ron Weinstein, Robert Aders, and Jens Molbak will initiate an immediate search for a new CEO. In the meantime Coinstar's management team led by Rich Stillman, chief operating officer, Diane Renihan, chief financial officer, and Carol Lewis, chief administrative officer will be responsible for the daily operations of the company.

Note: Coinstar will conduct a conference call to discuss third quarter results on Thursday, November 2, 2000, at 11:00 a.m. eastern/8:00 a.m. pacific. The call be simulcast on the company's Web site, www.coinstar.com, and be available for one week.

About Coinstar Inc.
Coinstar Inc. and its subsidiaries, Meals.com and Coinstar International, use technology to deliver time and money-saving services to consumers in their local supermarkets. Coinstar's 8,000 strong network of machines is currently available to 130 million consumers in 43 states and the District of Columbia, as well as Canada and the United Kingdom.

                                      ###

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from the results identified or implied in any forward-looking statement discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks related to Coinstar's Meals.com subsidiary and other risks that are more fully described under the caption "Risk Factors" included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc.

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